Exhibit 3.1

SECURITIES PUT AGREEMENT AND GUARANTEE

THIS SECURITIES PUT AGREEMENT AND GUARANTEE (the “Put Agreement”) is made and entered into on March 2, 2010, by and among DMI LIFE SCIENCES, INC., a Colorado corporation (“DMI” or the “Company”), PHILIP J. DAVIS and GARY A. AGRON (collectively, the “Chay Control Shareholders”) and the individuals identified as guarantors on Exhibit A hereto (collectively, the “Guarantors”). All of the signatories hereto are collectively referred to as the “Parties” or individually as a “Party.”

WITNESSETH:

WHEREAS, the Company is contemporaneously entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Chay Enterprises, Inc. (“Chay”) and a wholly-owned subsidiary of Chay (the “Merger Subsidiary”) pursuant to which Chay will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Merger Subsidiary with and into the Company (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, the Chay Control Shareholders and the Company have agreed, as a condition to the Merger, to enter into this Put Agreement in order to provide for a contractual right of the Chay Control Shareholders to put back to the Company (the “Put Right”) an aggregate of 634,428 shares of Chay common stock owned by the Chay Control Shareholders (the “Put Shares”) for the price of $250,000, subject to adjustment as provided hereinafter (the “Put Payment”), which Put Right will come into existence in the event that the Company does not obtain financing in the amount of $5.0 million or more in U.S. Dollars or equivalent foreign currency (a “Qualifying Financing”) by the first business day which is 150 days after the day on which the Merger is effected by the filing of a Certificate of Merger with the Delaware Division of Corporations (hereinafter the “Determination Date;” the 150-day period commencing the first day after the Certificate of Merger is filed with the Delaware Division of Corporations and ending on the Determination Date is hereinafter referred to as the “Financing Period”);

WHEREAS, as a material inducement to the Chay Control Shareholders to approve the Merger, the Company agreed to grant the Put Right to the Chay Control Shareholders, and as further security therefor, the Company’s executive officers and directors, as Guarantors, agreed to jointly guarantee the Company’s payment of the Put Payment by the Company, as more fully set forth below; and

WHEREAS, the Parties hereto desire to further delineate the rights, obligations and arrangements with respect to the matters described above.

ACCORDINGLY, for an in consideration of the foregoing premises, the mutual promises, covenants, representations and warranties contained herein, and to facilitate the Merger, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by all of the Parties hereto, the Parties hereto do hereby agree as follows:

1. Adoption of Recitals and Defined Terms. All of the recitals set forth above, including each of the defined terms contained therein, are hereby adopted, confirmed, ratified and approved in the same manner as if fully set forth herein.

2. Put Right Exercisability. If the Company does not receive a Qualifying Financing on or before the Determination Date, then following the Determination Date, the Put Right described herein shall become exercisable by its terms and in accordance with the procedure hereinafter described. Conversely, if the Company does receive a Qualifying Financing on or before the Determination Date, then the Put Right shall be extinguished without further action of the parties, and the Put Right shall be deemed to be of no further force or effect. For the purpose of this Agreement, the term “Qualifying Financing” shall (i) include, without limitation, the gross amount of any and all funds received by the Company through the sale or issuance of any type of security whatsoever including, without limitation, common stock, preferred stock, convertible instruments, debt instruments of any kind including promissory notes or credit agreements, hybrid instruments, derivative instruments, structured finance products, or other financial instruments of any kind or nature (hereinafter, all such instruments are collectively referred to as “Securities”) which occurs during the Financing Period; (ii) include the total combined amount of all of such sales and issuances of any Securities which occur during the Financing Period, if proceeds of multiple types of financings are received by the Company during the Financing Period; (iii) exclude all costs of issuance, such as commissions, discounts, finders’ fees, placement agent fees, and the like for any sale of Securities during the Financing Period; (iv) not take into account the Company’s expenditures of amounts received from all or any part of a Qualifying Financing after the receipt of such funds but before the Determination Date; (v) take into account all funds actually received by the Company during the Financing Period, together with any bona fide funding commitments which (x) are contractually binding, (y) specify a date certain by which such funding commitments will be funded, and (z) specify an amount certain that will be funded by not later than 90 days after the Determination Date, and (vi) exclude the value of any Securities issued to the Company’s shareholders in connection with the Merger.

3. Notice of Qualifying Financing. If the Company has not previously done so (e.g., upon closing of a Qualifying Financing before the Determination Date), the Company will within 10 business days (the “Notice Period”) after the Determination Date notify the Chay Control Shareholders of whether the Put Right is then exercisable (the “Put Right Existence Notice”) because the Company did not close a Qualifying Financing by the Determination Date. The Company shall not have any obligation to provide a Put Right Existence Notice to the Chay Control Shareholders if during the Financing Period the Company files a Report of Current Event on Form 8-K with the United States Securities and Exchange Commission (“SEC”) in which the Company discloses the receipt and/or closing of a Qualifying Financing during the Financing Period, it being understood and agreed that such filing shall be constructive notice to the Chay Control Shareholders of the completion of a Qualifying Financing. If the Company is by the terms of this Section 3 required to provide the Chay Control Shareholders the Put Right Existence Notice and fails to do so, the failure to provide such notice to the Chay Control Shareholders shall not affect or otherwise limit the exercisability of the Put Right by the Chay Control Shareholders if the Put Right has become exercisable by its terms.

4. Procedure for Exercise of Put Right.

(a)	If the Put Right becomes exercisable in accordance with the terms hereof, the Chay Control Shareholders shall exercise the Put Right as follows. If the Company has sent the Put Right Existence Notice to the Chay Control Shareholders in the manner described in Section 3 above, then the Chay Control Shareholders shall have 14 business days from the date of such Put Right Exercise Notice to notify the Company of the exercise of the Put Right (the “Put Right Exercise Notice”). If the Company does not send the Put Right Existence Notice to the Chay Control Shareholders as described in Section 3 above, then in that event the Chay Control Shareholders shall have 60 calendar days commencing the first business day following the Determination Date to provide the Company with a Put Right Exercise Notice.

(b)	The form of the Put Right Exercise Notice from the Chay Control Shareholders to the Company shall be sufficient if it recites the reasonable belief of the Chay Control Shareholders that the Put Right has become exercisable in accordance with the terms of this Put Agreement, i.e., the Company did not obtain a Qualifying Financing during the Financing Period, and specifies the number of Put Shares to be put to the Company (if less than the number of Put Shares stated in the preamble of this Put Agreement). However, the Put Right Exercise Notice must relate to all Put Shares, and not less than all Put Shares, owned by the Chay Control Shareholders as of the date of such notice.

(c)

If upon receipt of the Put Right Exercise Notice the Company’s executive officers have a reasonable belief that the Company did obtain a Qualifying Financing during the Financing Period, then the Company shall have 10 business days from the date of the Put Right Exercise Notice to send a reply notice to the Chay Control Shareholders (the “Reply Notice”) that contests the exercisability of the Put Right. If within 10 business days of the date of the Reply Notice the Company and the Chay Control Shareholders are unable to agree upon whether a Qualifying Financing was obtained or not obtained by the Company during the Financing Period, then any Party may submit the dispute to binding arbitration in accordance with Section 12 hereof. Notwithstanding the foregoing, if any Party submits to arbitration a dispute concerning the exercisability of the Put Right and the arbitrator determines that a Party was not acting reasonably in taking its position with respect to the exercisability or non-exercisability of the Put Right (and the arbitrator finds against the Party whose position was not reasonable in the arbitrator’s judgment) then, in such event and notwithstanding any expense provision to the contrary elsewhere in this Put Agreement, the losing party in the arbitration shall pay the reasonable attorneys’ fees of the prevailing party in the arbitration.

(d)	If the Company does not send a Reply Notice within the required time period after receipt of the Put Right Exercise Notice, then in that event the Company and the Chay Control Shareholders shall meet at the Company’s offices at 10:00 a.m. on the 20th business day after the date of the Put Right Exercise Notice (hereinafter, the “Closing Date”), at which time the Put Payment shall be made to the Chay Control Shareholders by the Company (or, if not made by the Company because the Company lacks the financial resources to do so or to do so legally, by the Guarantors) and the stock certificates representing the Put Shares shall be delivered from the Chay Control Shareholders to the Company (or the Guarantors, in the event the Guarantors have made such payment because of the Company’s financial and/or legal inability to do so), in each case subject to adjustment of the Put Payment and the Put Shares as described in Section 5 below.

5. Put Payment and Shares Adjustment As hereinabove set forth, the base Put Payment is $250,000 in U.S. Dollars. In the event that the Chay Control Shareholders shall have sold any of the Put Shares in privately-negotiated transactions or in transactions relying on SEC Rule 144 during the Financing Period or after the Financing Period and before sending the Put Right Exercise Notice (collectively, any such sales of the Put Shares during the time periods recited, the “Share Sales”), then the Chay Control Shareholders agree that they shall divulge to the Company in the Put Right Exercise Notice the number of Put Shares previously sold, the terms of such Share Sales, and the proceeds realized therefrom. The Company shall have the right to request promptly copies of supporting documentation related to Share Sales, such as confirmation of sale, brokerage statements and/or copies of securities purchase agreements, for the purpose of verifying the proceeds realized by the Chay Control Shareholders. The Chay Control Shareholders agree that they shall promptly provide copies of such documentation upon the Company’s request. The Parties agree that the Put Payment will in no event exceed $250,000, but shall be reduced by the net proceeds realized by the Chay Control Shareholders from completed Share Sales before the Chay Control Shareholders send the Put Right Exercise Notice. If the Chay Control Shareholders have engaged in Share Sales, a corresponding reduction shall likewise be made in the number of Put Shares that will delivered by the Chay Control Shareholders to the Company on payment of the adjusted Put Payment.

6. Deliveries at the Closing. Regardless of the number of Put Shares then owned by the Chay Control Shareholders, the Chay Control Shareholders shall only be obligated to deliver to the Company the stock certificates representing the Put Shares at such time as the Company or the Guarantors pay the Put Payment to the Chay Control Shareholders, which shall be made at the Closing. The Put Payment may be paid at the Closing in one or more cashier’s checks or wire transfers to the Chay Control Shareholders, in immediately available funds. Likewise, at the Closing the Chay Control Shareholders shall deliver the certificates representing the Put Shares then owned by them (in each case being all Put Shares then owned by the Chay Control Shareholders), together with medallion guaranteed stock powers and such other documents as the Company shall reasonably request in conjunction with the Closing.

7. Guarantee of Put Right Payment. If DMI is unable to purchase all or any portion of the Put Shares that are the subject of the Put Right Exercise Notice because it does not have adequate equity accounts to effect such purchase under the Delaware General Corporation Law or because doing so could subject, in the reasonable judgment of the DMI board of directors, either DMI or the Chay Control Shareholders to fraudulent conveyance or similar claims then, in such event, DMI shall notify the Guarantors of the number of Put Shares DMI is so unable to purchase within 15 business days of DMI’s receipt of the Put Right Exercise Notice, and the Guarantors shall purchase the Put Shares not purchased by DMI at the Closing. For these purposes the Board of Directors of DMI shall make and shall be deemed to have made all reasonable findings of fact, consistent with their fiduciary obligations, in support and in favor of making funds available for purchase of the Put Shares covered by a Put Right Exercise Notice under the Delaware General Corporation Law. To the extent that DMI is not able to purchase all the Put Shares covered by the Put Right Exercise Notice because of inadequate equity to do so, or because of any other legal constraints that are not the result of any action or omission of Chay Control Shareholders, the obligation to pay the remaining (or, as the case may be, the full) Put Payment shall become the joint obligation of the Guarantors. This obligation shall be subject to the Parties’ agreement that, within 72 hours of Closing, DMI shall establish at Key Bank an escrow account that will be funded with $125,000 (the “Escrow Account”). The Escrow Account shall be established pursuant to escrow instructions that will be jointly approved by DMI and Philip J. Davis, and shall instruct Key Bank to release the escrowed funds to the Chay Control Shareholders in the event the Put Right becomes exercisable by the Chay Control Shareholders, in which event the amount of the Put Payment that shall be the responsibility of the Guarantors shall be reduced dollar-for-dollar by the funds paid from the Escrow Account to the Chay Control Shareholders.

8. Representations and Warranties of Chay Control Shareholders. Each of the Chay Control Shareholders separately represents, warrants and acknowledges to DMI as follows:

(a)	Each of the Chay Control Shareholders has all requisite power and authority to enter into and perform this Agreement and to sell the Put Shares to be sold in connection herewith (assuming the Put Right becomes exercisable by its terms), and on delivery of the certificates representing the Put Shares upon receipt of the Put Payment on the Closing Date, except for restrictions on transfer under applicable federal and state securities laws, DMI will acquire valid and indefeasible title to such shares of such Put Shares free and clear of any Encumbrance. For the purposes of this subpart, the term “Encumbrance” shall mean any security interest, pledge, option, lien, claim, commitment, proxy, equity right (including without limitation community property rights), restriction on transfer or encumbrance of any nature whatsoever, other than restrictions under federal and state securities laws.

(b)	The party executing this Agreement on behalf of GM/CM Family Partners Ltd. (the “Partnership”) is duly authorized and possesses the power and authority to bind the Partnership, and the Partnership has undertaken all such action, if any, as was necessary or appropriate to authorize the entry into this Agreement and its performance by the Partnership. This Agreement constitutes a valid and binding obligation of each of the Chay Control Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited or affected by the availability of equitable remedies such as specific performance, and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, including court decisions and general equity principles relating thereto.

(c)	The execution, delivery and performance by the Chay Control Shareholders of this Agreement and the consummation of the transaction contemplated hereby will not violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material law or contract to which any of the Chay Control Shareholders is a party, or require any material authorization, consent, approval, exemption or other action by or notice to any governmental agency or other person under the provisions of any material law or any material contract by which any of the Chay Control Shareholders is bound.

9. Representations and Warranties of DMI. DMI hereby represents and warrants to the Chay Control Shareholders as follows:

(a)	DMI has all requisite power and authority (corporate and other) to enter into and perform this Agreement, to make the Put Payment, and to purchase the Put Shares as described herein (assuming the Put Right becomes exercisable by its terms).

(b)	The party executing this Agreement on behalf of DMI is duly authorized and possesses the power and authority to bind DMI, and DMI has undertaken all such action as was necessary or appropriate to authorize the entry into this Agreement and its performance by DMI. This Agreement constitutes a valid and binding obligation of DMI, enforceable in accordance with its terms, except as such enforcement may be limited or affected by the availability of equitable remedies such as specific performance, and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, including court decisions and general equity principles relating thereto.

(c)

DMI is not a party to any agreement or instrument that contains a restriction or limitation on DMI’s ability to make the Put Payment, and DMI will not enter into any such agreement or instrument from and after the date hereof. Notwithstanding the foregoing, DMI may enter into any such agreement or instrument without the consent or approval of the Chay Control Shareholders upon DMI obtaining a Qualifying Financing (including contemporaneously with obtaining such a Qualifying Financing), and may do so at any time without restriction after the Put Right is no longer exercisable by its terms.

(d)	The Put Shares, if acquired by DMI, will be acquired for investment purposes only, and not with a view to the resale or distribution of any part thereof. DMI is not a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Put Shares, except as contemplated by this Agreement.

(e)	DMI understands that the Put Shares are “restricted securities” under the securities laws of the United States in as much as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.

10. Representations and Warranties of the Guarantors. The Guarantors hereby represent and warrant to the Chay Control Shareholders as follows:

(a)	Each of the Guarantors has the legal capacity to enter into this Agreement and the authority to purchase the Put Shares (assuming the Put Right becomes exercisable by its terms) if DMI is unable to do so.

(b)	This Agreement constitutes a valid and binding obligation of each of the Guarantors, enforceable in accordance with its terms, except as such enforcement may be limited or affected by the availability of equitable remedies such as specific performance, and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, including court decisions and general equity principles relating thereto.

(c)	The execution, delivery and performance by the Guarantors of this Agreement and the consummation of the transaction contemplated hereby will not violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material law or contract to which any of the Guarantors is a party, or require any material authorization, consent, approval, exemption or other action by or notice to any governmental agency or other person under the provisions of any material law or any material contract by which any of the Guarantors is bound.

(d)	The Put Shares, if acquired by the Guarantors, will be acquired for investment purposes only, and not with a view to the resale or distribution of any part thereof. The Guarantors have no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Put Shares.

(e)	The Guarantors understand that the Put Shares are “restricted securities” under the securities laws of the United States in as much as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act of 1933, as amended, only in certain limited circumstances.

11. Remedy. In the event that DMI and/or the Guarantors do not for any reason close the purchase of the Put Shares on the Closing Date then, in such event, the sole remedy of the Chay Control Shareholders for breach of this Agreement shall be to bring an arbitration claim for specific performance against one or more of the Guarantors, who are jointly liable for the Put Payment, in accordance with Section 12 below.

12. Arbitration. Any dispute, claim or controversy including, without limitation, any claim for specific performance of this Agreement by the Chay Control Shareholders, will upon the written request of any Party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Colorado. The arbitration will be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Nothing contained herein shall prevent any Party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party hereto to assert any claim or defense.

13. Expiry of this Agreement. This Agreement shall expire and be without further force or effect on December 31, 2010, except that all terms and provisions of this Agreement shall remain in full force and effect as to any Put Shares that have not been purchased as of such expiry date but which were the subject of a valid Put Right Exercise Notice, as well as any other cause of action that has accrued in favor of any Party under this Agreement prior to such expiry date.

14. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and transferees.

15. Miscellaneous. The following provisions form a part of this Agreement:

(a)	Except as otherwise expressly provided for in this Agreement, each Party hereto shall bear its own costs, expenses and fees incurred or assumed by such Party in the preparation or execution of this Agreement and in compliance with the covenants and conditions herein, whether or not the transactions contemplated hereby shall occur.

(b)	To the extent that any Party’s further approval or other action is deemed necessary or desirable by any other Party hereto in order to effectuate the terms, conditions and purposes of this Agreement and the matters covered hereby, each of the Parties hereto hereby agrees to execute all reasonable documents and take all actions reasonably requested by any other Party.

(c)	Any notice or other communication required or permitted to be given by this Agreement or any other document or instrument referred to herein which has been executed in connection herewith must be given in writing (which may be by facsimile or electronic transmission followed by mail or personal delivery), and must be personally delivered or mailed by prepaid, first class or certified or registered mail to the Party to whom such notice or communication is directed at the address of such Party set forth below. Subject to the other provisions of this Agreement, any Party may change its address (or redesignate the person to whom such notice shall be delivered) for purposes of this Agreement by giving notice of such change to any other Party pursuant to this provision. In all instances, any notice or other communication required or permitted to be given by this Agreement shall only be effective upon actual receipt thereof by the person intended to receive same.

If to DMI, to:

DMI Life Sciences, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

Attention: Donald B. Wingerter, Jr., Chief Executive Officer

with a copy to:

Richardson & Patel LLP

c/o Robert W. Walter

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Attention: Robert W. Walter, Esq.

If to the Chay Control Shareholders, to:

Philip J. Davis

5459 South Iris Street

Littleton, Colorado 80123

with a copy to:

Law Office of Gary A. Agron

5445 DTC Parkway

Suite 520

Greenwood Village, Colorado 80111

Attention: Gary A. Agron, Esq.

If to the Guarantors, to:

To each Guarantor at the address set forth on Exhibit A hereto.

(d)	Neither this Agreement nor any term hereby may be changed, waived, discharged or terminated orally, but only by written agreement among the Parties hereto.

(e)	The headings of sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

(f)	All terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the heirs, legal representatives, successors and assigns of the Parties hereto whenever applicable to such Party.

(g)	This Agreement constitutes the entire agreement among the Parties hereto, supersedes and any and all prior understandings and arrangements, and may not be modified or amended except on or after the date hereof by a writing executed by the Party against whom such modification or amendment is sought to be enforced. The failure of any of the Parties to this Agreement to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be deemed to be a waiver or deprive such person or entity of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of this Agreement, the obligations or conditions herein, shall be valid unless the writing is signed by the Party against whom said waiver is sought to be enforced.

(h)

This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, the state in which it was negotiated, executed and delivered; provided, that matters relating to the corporate powers of DMI, the internal governance of DMI, DMI’s right or ability to purchases the Put Shares and the obligations and/or duties of DMI’s board of directors shall be governed by the laws of the State of Delaware. Should any clause, sentence or paragraph of this Agreement be judicially or administratively declared to be invalid, unenforceable or void under the laws of the State of Colorado or Delaware, as applicable, or the United States of America or any agency or subdivision thereof, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, so long as the offending provision does not go to the benefit of the economic bargain of the Parties. To the extent that any offending provision does not go to the benefit of such economic bargain, the Parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been deleted herefrom, the remainder shall have been included herein and a provision with effect as close as possible to the deleted provision but that is enforceable shall be substituted therefor by the body making the determination of invalidity or unenforceability. The Chay Control Shareholders shall be entitled to specific enforcement of their rights under this Agreement, but shall have no right to recover damages caused by reason of any breach of any provision of this Agreement or to exercise any other rights granted by law, and the Chay Control Shareholders acknowledge that this limitation in remedies is a bargained-for and material provision in this Agreement that is being relied upon by DMI and the Guarantors in determining to execute this Agreement. The Parties agree and acknowledge that specific performance is the only remedy for any breach of the provisions of this Agreement by DMI or the Guarantors, and that the Chay Control Shareholders must apply in arbitration (without posting any bond or other security) for specific performance in order to enforce the provisions of this Agreement.

(i)	This Agreement does not create and shall not be construed as creating any rights enforceable by any person other than the undersigned Parties and their respective lawful successors and assigns.

(j)	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original for all purposes, and all of which shall constitute one and the same instrument, and it shall not be necessary for the proof of this Agreement that any party produces or accounts for more than one such counterpart.

(k)	This Agreement or any notices hereunder may be transmitted by facsimile or by electronic transmission, and it is the intent of the parties for the facsimile or electronically reproduced autograph by a receiving facsimile machine or computer to be an original signature, and for the facsimile or any electronic reproduction and any complete photocopy of this Agreement or notice to be deemed an original counterpart.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed, in one or more counterparts, each of which shall be deemed to be an original, by their respective, duly-authorized representatives or by the Parties hereto, as of the date and year first above written.

DMI:

DMI LIFE SCIENCES, INC.., a Delaware corporation If

By:	/S/ DONALD B. WINGERTER, JR.
Name: DONALD B. WINGERTER, JR.
Title: CHIEF EXECUTIVE OFFICER

CHAY CONTROL SHAREHOLDERS:

/s/ Philip J. Davis Philip J. Davis

/s/ Gary A. Agron Gary A. Agron

GUARANTORS:

/s/ Michael E. Macaluso Michael E. Macaluso

/s/ David Bar-Or David Bar-Or

/s/ Donald B. Wingerter, Jr. Donald B. Wingerter, Jr.

/s/ Vaughan Clift Vaughan Clift